Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 15, 2014, Lifetime Brands, Inc. (the “Company” or “Lifetime Brands”), acquired 100% of the share capital of Thomas Plant (Birmingham) Limited (“Kitchen Craft”) pursuant to a share purchase agreement (the “Purchase Agreement”). To finance the acquisition the Company entered into an amendment and restatement of its existing Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and Co-Collateral Agent, and HSBC Bank USA, National Association, as Syndication Agent and Co-Collateral Agent (the “Second Amended and Restated Credit Agreement”).

The following unaudited pro forma condensed consolidated financial information and explanatory notes are presented to illustrate the effects of the Kitchen Craft acquisition on the historical financial position and operating results of Lifetime Brands. The Unaudited Pro Forma Condensed Consolidated financial information show the impact of the Kitchen Craft acquisition on Lifetime Brands’ historical financial position and results of operations under the acquisition method of accounting as if the Kitchen Craft acquisition had been completed on January 1, 2013 for the pro forma statement of operations and on December 31, 2013 for the pro forma balance sheet.

The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2013, combines information from the historical audited consolidated statement of operations of Lifetime Brands, Inc. for the year ended December 31, 2013, and the unaudited consolidated statement of operations information of Kitchen Craft for the twelve month period ended December 31, 2013, originally prepared in accordance with generally accepted accounting practice in the United Kingdom (“U.K. GAAP”), adjusted to be in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The statement of operations information of Kitchen Craft for the twelve months ended December 31, 2013 was translated into U.S. dollars using an exchange rate of GBP 1 = U.S. $1.56, the average rate for the period presented. The unaudited condensed consolidated pro forma balance sheet combines information from the historical audited consolidated balance sheet of Lifetime Brands, Inc. as of December 31, 2013 and the unaudited consolidated balance sheet information of Kitchen Craft as of December 31, 2013, originally prepared in accordance with U.K. GAAP, adjusted to be in accordance with U.S. GAAP. The balance sheet information was translated into U.S. dollars using an exchange rate of GBP 1 = U.S. $1.65, the rate at December 31, 2013. In addition to U.S. GAAP accounting adjustments, certain items have been reclassified from Kitchen Craft’s historical financial statement information to align the presentation of those financials with Lifetime Brands’ financial statement presentation.

The Kitchen Craft acquisition will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values with any excess reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect Lifetime Brands’ preliminary estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), including Article 11 of Regulation S-X under the Securities Act. Such information is preliminary and based on currently available information, assumptions and adjustments that the Company believes are reasonable, however the ultimate amounts recorded may be different. The Company’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed financial information to give effect to pro forma events that are (1) directly attributable to the Kitchen Craft acquisition (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations do not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the business combination; or (2) the impact of non-recurring items directly related to the business combination.

The pro forma condensed consolidated financial information is unaudited, is presented for informational purposes only, and is not necessarily indicative of the financial position or results of operations that would have occurred had the Kitchen Craft acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future consolidated financial position or operating results of the consolidated companies. The unaudited pro forma condensed consolidated financial information and the accompanying notes should be read together with:

•	the separate audited historical consolidated financial statements of Lifetime Brands, Inc. for the year ended December 31, 2013 (as filed with the SEC on March 14, 2014 in Lifetime Brands’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013);

•	the separate audited historical consolidated financial statements of Kitchen Craft as of May 27, 2013 and for the 52 weeks ended May 27, 2013 (included in this Form 8-K/A).

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months ended December 31, 2013

(In thousands except per share amounts)

	Historical
	Lifetime Brands, Inc.	Kitchen Craft U.S. GAAP	Pro Forma Adjustments	Notes	Pro Forma as Adjusted

Net sales	$502,721	$64,497	$—		$567,218
Cost of sales	315,459	39,164	—		354,623

Gross margin	187,262	25,333	—		212,595

Distribution expenses	44,364	5,345	—		49,709
Selling, general and administrative expenses	114,345	13,556	674	Note 4 (c)	128,575
Restructuring expenses	367	—	—		367

Income from operations	28,186	6,432	(674)		33,944

Interest expense	(4,847)	152	(2,040)	Note 4 (d)	(6,735)
Loss on early retirement of debt	(102)	—	—		(102)
Other income (expense)	—	(616)	—		(616)

Income before income taxes and equity in earnings	23,237	5,968	(2,714)		26,491

Income tax provision	(9,175)	(1,373)	869	Note 4 (e)	(9,679)
Equity in (losses) earnings, net of taxes	(4,781)	—	—		(4,781)

NET INCOME	$9,281	$4,595	$(1,845)		$12,031

BASIC INCOME PER COMMON SHARE	$0.73				$0.90

DILUTED INCOME PER COMMON SHARE	$0.71				$0.88

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING

Basic	12,757				13,339
Diluted	13,043				13,625

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2013

(In thousands except per share amounts)

	Historical
	Lifetime Brands, Inc.	Kitchen Craft U.S. GAAP	Pro Forma Adjustments	Notes	Pro Forma as Adjusted

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,947	$6,291	$(7,158)	Note 4 (d)	$4,080
Accounts receivable	87,217	14,258	—		101,475
Inventory	112,791	16,978	934	Note 4 (a)	130,703
Prepaid expenses and other current assets	5,781	1,715	—		7,496
Deferred income taxes	3,940	34	—		3,974

TOTAL CURRENT ASSETS	214,676	39,276	(6,224)		247,728

PROPERTY AND EQUIPMENT, net	27,698	455	—		28,153
INVESTMENTS	36,948	—	—		36,948
INTANGIBLE ASSETS, net	55,149	—	56,788	Note 4 (b)	111,937
OTHER ASSETS	2,268	2,062	(888)	Note 4 (a), (d)	3,442

TOTAL ASSETS	$336,739	$41,793	$49,676		$428,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturity of Credit Agreement Term Loan	$—	$—	$7,500	Note 4 (d)	$7,500
Current maturity of Senior Secured Term Loan	3,937	—	(3,937)	Note 4 (d)	—
Accounts payable	21,426	3,365	—		24,791
Accrued expenses and other current liabilities	41,095	7,177	(773)	Note 4 (d)	47,499
Income taxes payable	3,036	2,113	(1,600)	Note 4 (d)	3,549

TOTAL CURRENT LIABILITIES	69,494	12,655	1,190		83,339

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	18,644	—	4,026	Note 3	22,670
DEFERRED INCOME TAXES	1,777	183	8,791	Note 4 (b)	10,751
REVOLVING CREDIT FACILITY	49,231	—	32,125	Note 4 (d)	81,356
SENIOR SECURED TERM LOAN	16,688	—	(16,688)	Note 4 (d)	—
CREDIT AGREEMENT TERM LOAN	—	—	42,500	Note 4 (d)	42,500

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	—	—	—		—

Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,777,407 at December 31, 2013	128	—	6	Note 3	134

Paid-in capital	146,273	1,278	8,376	Note 3	154,649
			(1,278)	Note 4 (a)
Retained earnings	38,224	27,677	(27,677)	Note 4 (a)	36,529
			(1,695)	Note 4 (f)
Accumulated other comprehensive loss	(3,720)	—	—		(3,720)

TOTAL STOCKHOLDERS’ EQUITY	180,905	28,955	(22,268)		187,592

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$336,739	$41,793	$49,676		$428,208

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Description of the Transactions

Kitchen Craft Acquisition

On January 15, 2014, Lifetime Brands Inc. (“the Company” or “Lifetime Brands”) acquired 100% of the share capital of Thomas Plant (Birmingham) Limited (“Kitchen Craft”) for cash in the amount of £37.4 million ($61.5 million), which includes an estimated working capital adjustment and 581,432 shares of common stock of the Company with a value of £5.5 million ($9.0 million). The purchase price also includes contingent cash consideration of up to £5.5 million ($9.0 million) which will be payable in future years if Kitchen Craft achieves certain financial targets. Kitchen Craft is a leading supplier of kitchenware products and accessories in the United Kingdom. The acquisition was financed with proceeds from the Second Amended and Restated Credit Agreement (as defined below).

Second Amended and Restated Credit Agreement

On January 13, 2014, in connection with the Kitchen Craft acquisition, the Company entered into an amendment and restatement of its existing Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and Co-Collateral Agent, and HSBC Bank USA, National Association, as Syndication Agent and Co-Collateral Agent (the “Second Amended and Restated Credit Agreement”). The Second Amended and Restated Credit Agreement provides for, among other things, (i) an extension of the maturity of the $175.0 million Revolving Credit Facility to January 11, 2019 and (ii) a new Term Loan facility of $50.0 million, which matures on January 11, 2019. The Company utilized the proceeds of the Term Loan provided for in the Second Amended and Restated Credit Agreement and additional borrowings under its Revolving Credit Facility to: (i) repay the existing borrowings under the Company’s Senior Secured Term Loan with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended and (ii) finance the acquisition by the Company of 100% of the share capital Kitchen Craft.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information are presented to illustrate the effects of the Kitchen Craft acquisition on the historical financial position and operating results of Lifetime Brands. The Unaudited Pro Forma Condensed Consolidated Statement of Operations combine the historical consolidated statements of operations of Lifetime Brands and Kitchen Craft, giving effect to the Kitchen Craft acquisition as if it had been completed on January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Balance Sheet combines the historical consolidated balance sheets of Lifetime Brands and Kitchen Craft, giving effect to the Kitchen Craft acquisition as if it had occurred on December 31, 2013.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting, have been prepared in accordance with U.S. GAAP and should be read together with the separate financial statements of Lifetime Brands and Kitchen Craft.

Kitchen Craft’s historical financial information, as of and for the twelve months ended December 31, 2013 have been prepared in accordance with U.K. GAAP based on underlying unaudited management accounts information as of that date. The Statement of Operations information for the twelve months ended December 31, 2013 is based on the audited profit and loss account for the 52 weeks ended May 27, 2013, with adjustments based on the underlying unaudited management accounts to include the profit and loss account transactions for the subsequent period through to December 31, 2013 and to exclude such transactions for the period prior to January 1, 2013.

The unaudited pro forma condensed consolidated financial information reflects certain adjustments to Kitchen Craft’s financial statements to align with U.S. GAAP. Adjustments made to present historical information of Kitchen Craft in accordance with U.S. GAAP include, (i) adjustments for the pension scheme operated by Kitchen Craft to be in accordance with ASC 715 Compensation—Retirement Benefits, (ii) adjustments for inventory provisions previously reversed, (iii) adjustments to account for the fair value (versus amortized value) of derivative financial instruments, (iv) adjustments to deferred taxes for the previously listed U.S. GAAP adjustments and (v) balance sheet reclassifications to separately present total assets and total liabilities.

The statement of operations information of Kitchen Craft for the twelve months ended December 31, 2013 was translated into U.S. dollars using an exchange rate of GBP 1 = U.S. $1.56, the average rate for the period presented. The balance sheet information was translated into U.S. dollars using an exchange rate of GBP 1 = U.S. $1.65, the rate at December 31, 2013. Certain reclassifications have been made to the historical financial statements of Kitchen Craft to conform to the presentation used by Lifetime Brands. These classification differences have no impact on net income or stockholders’ equity.

The fair value of the net assets acquired is based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Kitchen Craft as of the acquisition date will be reflected as goodwill. The fair values of net assets and resulting goodwill are subject to finalizing the Company’s analysis of the fair value of Kitchen Craft’s assets and liabilities as of the acquisition date and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

The unaudited pro forma condensed consolidated financial information is based on historical financial information, and it is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The Company’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Kitchen Craft acquisition (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Kitchen Craft acquisition had been completed during the period or as of the dates for which the pro forma financial information is presented. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future consolidated financial position or operating results of the consolidated company.

The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations do not include: (1) any revenue or cost saving synergies that may be achieved through the business combination; or (2) the impact of non-recurring items directly related to the business combination.

Note 3. Purchase Price

On January 15, 2014, the Company completed the Kitchen Craft acquisition for cash in the amount of £37.4 million ($61.5 million), which includes an estimated working capital adjustment and 581,432 shares of common stock of the Company with a value of £5.5 million ($9.0 million). Contingent cash consideration of up to £5.5 million ($9.0 million) will be payable in future years if Kitchen Craft achieves certain financial targets. The purchase price has been determined to be as follows (in thousands):

Cash(1)	$61,432
Share consideration issued(2)	8,382
Value of contingent consideration(3)	4,026
Other consideration(4)	1,984

Total purchase price	$75,824

(1)	The cash portion of the purchase price was funded by the Second Amended and Restated credit facility as described in Note 1.
(2)	Share consideration issued is valued at the closing market price discounted to account for lack of marketability related to the lock up period as described in the share purchase agreement.
(3)	The value of contingent consideration represents the present value of the estimated payments related to the attainment of certain financial targets for the years 2014 through 2016. The maximum undiscounted deferred and contingent consideration to be paid on the agreement is £5.5 million ($9.0 million).
(4)	In connection with the closing approximately $2.0 million was paid to Kitchen Craft’s pension scheme.

Note 4. Pro Forma Adjustments

(a) Purchase Price Allocation

For pro forma purposes, the fair values of the net assets acquired are based on management’s preliminary estimate of the respective fair values. The preliminary estimate of the fair values of Kitchen Craft’s tangible assets has not been completed and, therefore, the Company’s allocation of purchase price to the step-up of inventory is an estimate of the net realizable value of inventory and the fair value of Kitchen Craft’s pension asset is preliminary. The final valuation of net assets may result in material adjustments to the respective fair values and resulting goodwill. The final valuation of net assets will be completed as soon as possible but no later than one year from the acquisition date.

The following is a summary of management’s preliminary estimate of the fair values of net assets acquired and resulting goodwill in the Kitchen Craft acquisition, as reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013 (in thousands):

Historical net assets of Kitchen Craft		$28,955
Pension fair value adjustment		(2,062)
Inventory fair value adjustment		934
Fair value of identifiable intangible assets:
Trade names	11,200
Customer relationships	30,186
Other	478
Total fair value of identifiable finite-lived intangible assets		41,864
Deferred tax impact of purchase accounting adjustments		(8,791)
Residual goodwill resulting from business combination		14,924

Total purchase price		$75,824

In determining the fair values of the net assets acquired and resulting goodwill, the Company considered, among other factors, the analyses of historical financial performance and an estimate of the future performance of Kitchen Craft’s business.

The preliminary estimate of the fair values of Kitchen Craft’s finite-lived trade names was determined using a risk-adjusted discounted cash flow model under the relief-from-royalty method. The relief from royalty method requires identifying the hypothetical cash flows generated by a trade name under an assumed royalty rate that a third party would pay to license that trade name and discounting them back to the valuation date. The royalty rate used was based on a consideration of the market rates used in comparable transactions as well as the profitability levels at Kitchen Craft. The finite-lived trade names that were fair valued include, among others, Kitchen Craft, Masterclass and Colourworks.

The preliminary estimate of the fair values of Kitchen Craft’s customer relationships was determined using a discounted cash flow model, specifically, the multi-period excess earnings method which considers the use of other assets in the generation of the projected cash flows in order to isolate the economic benefit generated by the customer relationship asset. The contribution of other assets, such as fixed assets, working capital and various other intangible assets, to overall customer relationships’ cash flows was estimated through the application of contributory asset charges. Therefore, the fair value of the customer relationships asset is equivalent to the present value of the net post-tax cash flows attributable to the customer relationships, net of the return on fair value attributed to other tangible and intangible assets.

Other intangibles acquired relate to non-compete agreements entered into by the directors and primary shareholders of Kitchen Craft. The preliminary estimate of the fair value of these non-compete agreements was determined using with and without discounted cash flow models.

There are significant judgments inherent in a discounted cash flow approach, including but not limited to, the selection of appropriate discount rates, hypothetical royalty rates, contributory asset charges, estimating the amount and timing of estimated future cash flows and identification of appropriate terminal growth rate assumptions. The discount rates used in the asset valuations are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

The adjustment for the fair value of inventory is based on the finished good’s estimated selling price, less the sum of disposal costs and a reasonable profit allowance for selling effort. As the acquired inventory is sold, its cost of sales will reflect the increased valuation of Kitchen Craft’s inventory, which will temporarily reduce gross margins until such inventory is sold. The assumed value of Kitchen Craft’s inventory may change as the final valuation of inventory is determined. The Unaudited Pro Forma Condensed Consolidated Statement of Operations do not reflect the non-recurring increase in cost of sales that will be incurred as the increased valuation of inventory under purchase accounting is recorded as those inventories are sold following the close of the acquisition. These charges are directly attributable to the acquisition, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.

As of December 31, 2013, Kitchen Craft’s historical Statement of Financial Position information includes a net pension asset of approximately $2.1 million. A pro forma adjustment is reflected in the Unaudited Consolidated Combined Statement of Financial Position to reduce the historical net assets of Kitchen Craft for the fair value of the pension asset based on management’s preliminary estimate.

For pro forma purposes, the carrying value of all other assets and liabilities was deemed to approximate their estimated fair value.

(b) Acquired Intangible Assets

The acquired intangible assets and related amortization expense based on the preliminary estimate of the fair values of Kitchen Craft’s identifiable intangible assets for the year ended December 31, 2013 are as follows (amounts in thousands):

Acquired Intangible Assets:	Fair Value	Estimated Useful Life	Estimated Amortization Expense
Trade names, finite-lived	$11,200	15	$747
Customer relationships	30,186	12	2,516
Other	478	3	159

Total finite-lived acquired intangible assets	41,864
Total amortization expense			$3,422

Goodwill	14,924

Total intangible assets	$56,788

Deferred Tax Liability

An $8.8 million deferred tax liability has been set up against the $41.9 million increase in value of Kitchen Craft’s finite-lived intangible assets outlined in the above table. The deferred tax liability represents the tax effect of the difference between the estimated assigned fair value of the finite-lived intangible assets ($41.9 million) and the tax basis ($0) of such assets. The estimated amount of $8.8 million was determined by multiplying the difference of $41.9 million by the Company’s estimated statutory tax rate of 21%.

(c) Selling, General and Administrative Expenses

Pro forma adjustments made to Selling, general and administrative expenses (“SG&A”) within the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013 are comprised of the following (in thousands):

Amortization expense for acquired intangible assets shown in (b) above	$3,422
Elimination of acquisition-related costs(1)	(586)
Director Compensation (2)	(2,162)

Total pro forma adjustments to SG&A	$674

(1)	The Company incurred $0.6 million of acquisition-related costs, which primarily include legal and advisory fees in the year ended December 31, 2013. These costs are reversed as they represent non-recurring charges directly related to the Kitchen Craft acquisition.
(2)	In connection with the closing, the former directors and shareholders of Kitchen Craft entered into employment agreements with the Company. The historical compensation costs incurred by Kitchen Craft for the directors and shareholders is reduced by $2.2 million, the net change in estimated director and shareholder compensation, as the historical compensation includes non-recurring charges and the change is directly related to the Kitchen Craft acquisition.

(d) Debt Transaction

In connection with consummating the Kitchen Craft acquisition, to adjust debt obligations for the Second Amended and Restated Credit Agreement, an additional $3.6 million, net, was recorded to the current portion of long-term debt and a net adjustment of $57.9 million was recorded to long-term debt as pro forma adjustments in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013.

Use of Proceeds

The use of proceeds from the Second Amended and Restated Credit Agreement that are reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013 are as follows (in thousands):

Term Loan	$50,000
Proceeds from Revolving Credit Facility	32,125

Total proceeds from Second Amended and Restated Credit Agreement	82,125
Repayment of Senior Secured Term Loan	(20,625)

Net proceeds from Second Amended and Restated Credit Agreement	61,500

Cash purchase consideration	(61,432)
Other consideration(2)	(1,984)
Related party loans(3)	(2,268)
Corporate income taxes(4)	(1,600)
Debt issuance costs, capitalized to Other assets(1)	(1,374)

Total pro forma adjustment to Cash and cash equivalents	$(7,158)

(1)	The Company incurred debt issuance costs of $1.4 million in connection with the Second Amended and Restated Credit agreement, which were capitalized as a pro forma adjustment to Other assets. A pro forma adjustment was also made to write off the remaining balance of debt financing costs related to the Senior Secured Term Loan. Together a total pro forma adjustment of $1.2 million to Other assets is reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013. The debt issuance costs related to the Second Amended and Restated Credit agreement will be amortized over the life of the agreement. The Unaudited Pro forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 2013 includes pro forma adjustments of $276,000 within Interest expense (see Interest Expense table below).
(2)	In connection with the closing approximately $2.0 million was paid to Kitchen Craft’s pension scheme. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013 includes a pro forma adjustment to account for the payment of this closing related liability.
(3)	Related party loans in the amount of approximately $2.3 million were paid in connection with the closing. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013 includes a pro forma adjustment to account for the payment of these loans.
(4)	The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013 includes a pro forma adjustment to account for certain corporate income taxes to be paid.

Accrued Expense

Acquisition related costs incurred by the Company during the year ended December 31, 2013 of $0.6 million were unpaid and accrued as of December 31, 2013. In addition, approximately $1.5 million of additional acquisition related costs were incurred on the acquisition date. The $1.5 million of acquisition-related costs that were not incurred as of December 31, 2013 are included as a pro forma adjustment to Retained earnings (see Note 4 (f) below). The related party loans, as described above, together with the pro forma adjustment for acquisition related costs incurred by the Company on the acquisition date, totals to a pro forma adjustment of $0.8 million to Accrued expenses and other current liabilities and is reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013.

Interest Expense

Pro forma interest expense resulting from the Second Amended and Restated Credit Agreement for the year ended December 31, 2013 is as follows (amounts in thousands):

Term loan borrowing	$50,000
Interest rate (adjusted LIBO rate plus 4.5%)	4.66%

Incremental borrowings under Revolving Credit Facility	$32,125
Interest rate (adjusted LIBO rate plus 2.00%)	2.16%

Pro forma adjustment for new interest	$3,024
Amortization of debt financing costs	276

Elimination of Senior Secured Term Loan Interest (1)	(1,083)
Historical interest rate adjustments(2)	(48)
Elimination of Kitchen Craft’s historical interest expense(3)	(129)

Total pro forma interest expense	$2,040

(1)	As discussed in Note 1, the Company used the proceeds provided for in the Second Amended and Restated Credit agreement to repay its outstanding obligations under the Senior Secured Term Loan with JPMorgan Chase Bank, N.A. Therefore, pro forma adjustment was made to remove a portion of the historical interest expense on the Senior Secured Term Loan.
(2)	The interest rate terms provided for in the Second Amended and Restated Credit agreement reduce the interest rate spread applied to the outstanding borrowings of the Revolving Credit Facility; therefore a pro forma adjustment was made to reduce the historical interest expense on borrowings of the Revolving Credit Facility outstanding as of December 31, 2013.
(3)	As discussed above, in connection with the closing, certain of the Kitchen Craft related party loans were settled, which as of December 31, 2013 amounted to $2.3 million. Therefore, pro forma adjustments were made to remove the historical interest expense on these related party loans.

(e) Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using the U.K. statutory tax rate of 21.5% for adjustments related to Kitchen Craft and using the effective income tax rate of 39.5% for adjustments related to Lifetime Brands, as detailed below (amounts in thousands):

Item	Jurisdiction	Adjustment	Tax Rate	Tax Benefit
SG&A	U.K.	$3,422	21.5%	$736
SG&A	U.K.	(2,162)	21.5%	(465)
SG&A	U.S.	(586)	39.5%	(231)
Interest expense	U.K.	(129)	21.5%	(28)
Interest expense	U.S.	2,169	39.5%	857

Total		$2,714		$869

(f) Equity

As shown in the purchase price allocation in Note 4(a) above, Kitchen Craft’s historical net assets are eliminated as pro forma adjustments in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013. In addition, as discussed in Note 4(d) above, a pro forma adjustment of $1.5 million was made to Retained earnings for acquisition-related costs that had not been incurred as of December 31, 2013 and a pro forma adjustment of $0.2 million was made to Retained earnings for the write off of debt financing costs related to the Senior Secured Term Loan.